                                                                   EXHIBIT 99.1


For More Information:
Habersham Bank
Brenda Speed
P.O. Box 1980
Cornelia, GA  30531
September 23, 2003                                        For Immediate Release


                 HABERSHAM BANCORP ANNOUNCES BOARD APPOINTMENTS

CORNELIA, GA    David D. Stovall, President and Chief Executive Officer of
Habersham Bancorp, recently announced the following changes to the Habersham Bancorp Board of Directors: Mr. Thomas A. Arrendale, Jr., was named Chairman Emeritus; Gus Arrendale, III, was elected to serve as Chairman; Calvin R. Wilbanks was elected to serve as Vice Chairman; and Michael L. Owen was elected to serve as a member. Mr. Owen was also elected to serve on the Habersham Bank Board of Directors.

Gus Arrendale, III, is currently employed with Fieldale Farms Corporation where he serves as Vice President of Marketing. Fieldale is one of the largest poultry producers in the nation and the largest private label packager. Mr. Arrendale graduated from the University of Georgia in 1979 with a Bachelor of Science degree in Agricultural Economics. Mr. Arrendale has served as member of the Board since 1990.

Mr. Wilbanks is co-owner of Wilbanks Lumber Company, a wholesale lumber distribution center. Mr. Wilbanks received his Associate of Arts degree from Young Harris College, his Bachelor of Science degree in Business Management from Georgia Southern College, and his Master's degree in Business Finance from Georgia State College. Mr. Wilbanks has served as a member of the Board since 1990.

Mr. Owen is currently employed with Lusk Construction, Inc., where he serves as President. Lusk Construction is a design and build general contractor located in Canton, Georgia. Mr. Owen received his Bachelor of Civil Engineering Technology from Southern Technical Institute in 1977.

Mr. Stovall added, "We are fortunate to have two Board members in Messrs. Arrendale and Wilbanks, each with over 13 years experience in directing our company, who are ready to assume larger responsibilities in helping us continue our focus on our financial services growth strategy. We are also very fortunate to have an individual with a background such as Mr. Owen's to join our Board of Directors." Mr. Stovall also expresses his sincere thanks to Mr. Tom Arrendale, Jr., for his outstanding service to Habersham Bank and the Board for over 40 years.